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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                           OPTICARE ACQUISITION CORP.,

                                WISE OPTICAL, LLC

                                       AND

                         AECC/PEARLMAN BUYING GROUP, LLC

                          Dated as of January 12, 2005
                        Effective as of December 31, 2004

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                            ASSET PURCHASE AGREEMENT

     Asset Purchase Agreement, dated as of January 12, 2005 and effective as of
December 31, 2004, by and among OptiCare Acquisition Corp., a Delaware corporation ("Seller"), Wise Optical, LLC, a Delaware limited liability company
("Wise"), and AECC/Pearlman Buying Group, LLC, a Delaware limited liability company ("AP" and, together with Wise, "Buyer").

     WHEREAS, Seller is engaged in the businesses of (i) operating a "buying group" through which members purchase optical products at discounted prices (the
"Buying Group Business"), and (ii) supplying contact lenses and other vision care products mainly to eye-care practitioners through mail order, telephone, fax, the internet and a direct and indirect sales force (the "Wise Optical
Business", and collectively with the Buying Group Business, the "Businesses");
and

     WHEREAS, upon the terms and subject to the conditions set forth herein, (i)
Buyer desires to purchase from Seller, and Seller desires to sell, transfer, assign, convey and deliver to Buyer, substantially all of the assets of Seller relating to the Businesses, and (ii) Buyer desires to assume certain obligations and liabilities of Seller relating thereto;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   DEFINITIONS; INTERPRETATION.

     1.1 Definitions. The following terms, as used herein, have the following meanings:

     "Acquired Current Assets" shall mean those Transferred Assets which are current assets in accordance with GAAP, as consistently applied by Seller, including all intercompany balances owed to the Businesses (or either of them)
from OptiCare or any of its Affiliates (other than Seller) for products sold and delivered.

     "Adjustment Amount" shall mean the extent to which the amount of the Net
Current Assets is greater than $3,530,214 (in which event the Adjustment Amount shall be expressed as a positive number) or less than $3,530,214 (in which event the Adjustment Amount shall be expressed as a negative number).

     "Adjustment Statement" shall have the meaning set forth in Section 2.6(c)
hereof.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of this definition, "control" (including with correlative meaning the terms "controlled by" and "under common control with")
as used with respect to any Person shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of such Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether by contract or otherwise.

     "Agreement" shall mean this Asset Purchase Agreement and all exhibits and schedules attached hereto, as the same may be amended or otherwise modified from time to time in accordance with the provisions hereof.

     "Allocation Schedule" shall have the meaning set forth in Section 2.7 hereof.

     "AP" shall have meaning set forth in the preamble to this Agreement.

     "Applicable Law" shall mean all applicable provisions of all (a)
constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, by-laws, codes or orders of any Regulatory Authority,
(b) Governmental Approvals, and (c) orders, decisions, directives, injunctions, judgments, awards, decrees of, requirements of or agreements with any Regulatory
Authority.

     "AP Trademark" shall mean the mark "AECC/Pearlman" as a trademark, trade name, service mark or service name.

     "Assumed Liabilities" shall have the meaning set forth in Section 2.4(a)
hereof.

     "Assumption Agreement" shall have the meaning set forth in Section 2.5(b)
hereof.

     "Base Balance Sheet" shall mean the unaudited balance sheet of Seller as at
November 30, 2004, prepared by Seller.

     "Bill of Sale" shall have the meaning set forth in Section 2.5(a) hereof.

     "Businesses" shall have the meaning set forth in the recitals hereto.

     "Business Day" shall mean any day other than a Saturday or Sunday or any other day on which banks in the City of New York are required or permitted to be closed.

     "Buyer" shall have meaning set forth in the preamble to this Agreement.

     "Buyer Indemnitees" shall have the meaning set forth in Section 7.2 hereof.

     "Buying Group Business" shall have the meaning set forth in the recitals hereto.

     "Buyer Claims" shall have the meaning set forth in Section 7.6 hereof.

     "Cash Delta" shall mean (a) the amount of cash received by Seller in respect of the Businesses from and after January 1, 2005 through the Closing
Date less (b) the amount of cash expended by Seller in respect of the Businesses from and after the Effective Date through the Closing Date. Notwithstanding the foregoing, the Cash Delta shall not be decreased by any amounts paid during the period between the Effective Date and the Closing Date with respect to obligations in respect of those Employees listed on Schedule 1.1 hereto.

     "CapitalSource" shall mean CapitalSource Finance, LLC.

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     "Closing" shall have the meaning set forth in Section 3.1 hereof.

     "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

     "Closing Date Payment" shall have the meaning set forth in Section 2.6(b)
hereof.

     "COBRA" shall have the meaning set forth in Section 6.3(d) hereof.

     "COBRA Rate" shall have the meaning set forth in Section 6.3(d) hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Consultation Period" shall have the meaning set forth in Section
2.6(d)(iii) hereof.

     "Credit Agreement" shall mean the Amended and Restated Revolving Credit,
Term Loan and Security Agreement among OptiCare, OptiCare Eye Health Centers,
Inc., Primevision Health, Inc., Seller and CapitalSource, originally dated as of
January 25, 2002, and all amendments thereto.

     "Damages" shall have the meaning set forth in Section 7.2 hereof.

     "Determination Date" shall have the meaning set forth in Section 2.6(e)
hereof.

     "Effective Date" shall mean as of the close of business on December 31,
2004.

     "Effective Date Balance Sheet" shall mean a balance sheet of the Businesses as at the Effective Date prepared by Buyer in accordance with GAAP, on a basis consistent with the preparation of the Base Balance Sheet; provided, that (i)
the assets shall include only the Acquired Current Assets and the liabilities shall include all Assumed Liabilities of a type normally included as a liability on a balance sheet prepared in accordance with GAAP, as applied by Seller in the preparation of the Base Balance Sheet, and (ii) all intercompany balances owed from the Businesses (or either of them) to OptiCare or any of its Affiliates
(other than Seller) shall not be reflected on the Effective Date Balance Sheet.

     "Employee Benefit Plans" shall mean all written pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit
(medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, employee loan and banking privileges, bonus, incentive, deferred compensation, workers compensation, stock purchase, stock option, phantom stock or other equity-based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, including any employee benefit plans defined in Section 3(3) of ERISA.

     "Employees" shall mean the individuals employed by Seller.

     "Employee Liabilities" shall have the meaning set forth in Section 6.3(a)
hereof.

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     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean a Person or any trade or business (whether or not incorporated) which is under common control with such Person or which is treated as a single employer with such Person under Section 414(b) or (c) of the
Code or Section 4001(b) of ERISA.

     "Estimated Adjustment Amount" shall mean -$441,427, expressed as a negative number, representing Seller's estimate of the Adjustment Amount.

     "Estimated Cash Delta" shall mean -$242,057, expressed as a negative number, representing Seller's estimate of the Cash Delta.

     "Excluded Assets" shall have the meaning set forth in Section 2.3 hereof.

     "Excluded Liabilities" shall have the meaning set forth in Section 2.4(b)
hereof.

     "Existing Use" shall have the meaning set forth in Section 6.5(c) hereof.

     "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

     "Governmental Approval" shall mean approvals, permits, qualifications, authorizations, licenses, franchises, consents, orders, registrations or other approvals of any Regulatory Authority.

     "Group Health Plan" shall have the meaning ascribed to such term in Section
5000(b)(1) of the Code.

     "Health Centers" shall mean OptiCare Eye Health Centers, Inc., a
Connecticut corporation.

     "Indemnitee" shall have the meaning set forth in Section 7.4 hereof.

     "Indemnitor" shall have the meaning set forth in Section 7.4 hereof.

     "Independent Accounting Firm" shall have the meaning set forth in Section
2.6(d)(iv) hereof.

     "Intellectual Property" shall mean: (a) patents and patent applications, patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, certification marks, trade names, trade dress, domain names, logos, business and product names and slogans, and registrations and applications for registration thereof; (c) copyrights
(including software) and registrations and Internet Web sites and the content thereof; and (d) similar proprietary rights.

     "Intellectual Property Assets" shall have the meaning set forth in Section
2.2(f) hereof.

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     "IRS" means the Internal Revenue Service.

     "Lawsuits" shall have the meaning set forth in Section 2.8 hereof.

     "Lien" shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

     "Lease Deposits" shall have the meaning set forth in Section 2.2(h) hereof.

     "Leases" shall have the meaning set forth in Section 2.2(d) hereof.

     "Material Adverse Effect" shall mean (a) with respect to any Person, a material adverse effect on such relevant Person's ability to consummate the transactions contemplated by this Agreement, and (b) with respect to Seller, shall also mean any material adverse effect on the business, financial condition or operations of the Businesses, taken as a whole, other than those arising from or relating to or as may be a result of (i) the transactions contemplated, and the limitations and restrictions imposed on the Businesses, by this Agreement,
(ii) generally applicable financial, economic, political, banking, currency, capital market or other similar conditions, or (iii) the Businesses' industry in general.

     "Net Current Assets" shall mean Acquired Current Assets minus Assumed
Liabilities, in each case, as reflected on the Effective Date Balance Sheet.

     "Notice of Disagreement" shall have the meaning set forth in Section
2.6(d)(ii) hereof.

     "Non-Compete Agreement" shall mean the Agreement to be entered into by
OptiCare and Buyer in the form annexed as Exhibit A.

     "OptiCare" shall mean OptiCare Health Systems, Inc., a Delaware corporation and the 100% parent corporation of Seller.

     "Permitted Commercial Use" shall have the meaning set forth in Section
6.5(a) hereof.

     "Permitted Liens" shall mean (a) any Liens for Taxes not yet due and payable or being contested by Seller in good faith by appropriate proceedings;
(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other
Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in good faith; (c) pledges and deposits made in the ordinary course of business in compliance with workers'
compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e) Liens resulting from a filing by a lessor as a precautionary filing for a true lease; (f) customary landlord's Liens under Leases; (g) vendors' Liens to secure payment; and (h) any other encumbrance affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset.

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     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, unincorporated organization or Regulatory
Authority.

     "Plan" shall have the meaning set forth in Section 4.6(b) hereof.

     "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator.

     "Professional Corporation" shall mean OptiCare P.C., a Connecticut professional corporation.

     "PSSA" shall mean the Professional Services and Support Agreement, dated as of December 1, 1995, by and between Health Centers and Professional Corporation, as amended by the PSSA Amendment.

     "PSSA Amendment" shall mean the Amendment No. 1 to Professional Services and Support Agreement to be entered into by OptiCare, Health Centers and
Professional Corporation in the form annexed as Exhibit B.

     "Purchase Price" shall have the meaning set forth in Section 2.6(a) hereof.

     "Regulatory Authority" shall mean any federal, state, local or other government authority or instrumentality, domestic or foreign.

     "Retained Inventory" shall have the meaning set forth in Section 2.3(i)
hereof.

     "Review Period" shall have the meaning set forth in Section 2.6(d)(ii)
hereof.

     "Seller" shall have the meaning set forth in the preamble to this
Agreement.

     "Seller Claims" shall have the meaning set forth in Section 7.6 hereof.

     "Seller Indemnitee" shall have the meaning set forth in Section 7.3 hereof.

     "Seller's Knowledge" shall mean the actual knowledge of one or more of
Christopher Walls, William Blaskiewicz and Gordon Bishop.

     "Successor 401(k) Plan" shall have the meaning set forth in Section 6.3(e)
hereof.

     "Supply Agreement" shall mean the Supply Agreement to be entered into by
OptiCare and Buyer in the form annexed as Exhibit C.

     "Tax" shall mean any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real

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property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers'
compensation, withholding, estimated or other similar tax, duty, fee, assessment or other similar governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

     "Tax Return" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Threshold Amount" shall have the meaning set forth in Section 7.6 hereof.

     "Transferred Assets" shall have the meaning set forth in Section 2.1 hereof.

     "Transferred Contracts" shall have the meaning set forth in Section 2.2(e)
hereof.

     "Transition Agreement" shall mean the Transition Agreement to be entered into by OptiCare and Yimoyines in the form annexed as Exhibit D.

     "Transition Services Agreement" shall mean the letter agreement to be entered into by OptiCare and Buyer in the form annexed as Exhibit E.

     "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

     "Wise" shall have meaning set forth in the preamble to this Agreement.

     "Wise Optical Business" shall have the meaning set forth in the recitals hereto.

     "Yimoyines" shall mean Dr. Dean Yimoyines, an individual residing at
Bristol Road, Middlebury, Connecticut 06762 and an officer of OptiCare and certain of OptiCare's Affiliates.

     "Yimoyines Employment Agreement" shall mean the Employment Agreement to be entered into by Professional Corporation and Yimoyines in the form annexed as
Exhibit F.

     "Yonkers Lease" shall mean the lease, dated August 7, 2000, by and between
Mack-Cali So. West Realty Associates, LLC, as Landlord, and Wise/Contact US
Optical Corp., as Tenant, as amended, relating to Seller's facility located at
Four Executive Plaza, Yonkers, New York (the "Yonkers Facility"), which lease was assigned to Seller in connection with Seller's acquisition of the Wise
Optical Business.

     "Yonkers Sublease" shall mean the Sublease to be entered into by Seller and
Wise in the form annexed as Exhibit G

     1.2 Interpretation. The headings preceding the text of Articles, Sections, subsections, Exhibits and Schedules included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the terms "including" or
"include" shall, in all cases, mean "including, without limitation," and
"include, without limitation," respectively. The use of the masculine, feminine or neuter gender herein shall, as applicable, also refer to the other gender(s).
Except as the context otherwise

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requires, the use of the singular form of any term shall also refer to the plural, and vice versa. Unless the context otherwise requires, whenever the terms "hereto," "hereunder," "herein" or "hereof" are used in this Agreement, such terms shall be construed as referring to this Agreement and, except as otherwise indicated, references to "Articles," "Sections," "subsections,"
"paragraphs," "subparagraphs," "clauses," "Schedules," "Exhibits" and "recitals"
shall be construed as referring to those of this Agreement.

     2.   SALE AND TRANSFER OF ASSETS.

     2.1 Agreement to Purchase and Sell. Subject to the terms and conditions contained in this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, effective as of the Effective Date, and Buyer hereby purchases from Seller, effective as of the Effective Date, all of Seller's right, title and interest in and to all real and personal, tangible and intangible, assets and properties (other than the Excluded Assets) owned by
Seller and relating to the Businesses, or either of them (collectively, the
"Transferred Assets"), free and clear of all Liens other than Permitted Liens.

     2.2 Transferred Assets. The Transferred Assets include:

     (a) Inventory. All of the inventory of Seller as of the Closing, including raw materials and supplies, work-in-progress, in transit and finished goods, other than Retained Inventory;

     (b) Accounts Receivable. All of the accounts receivable of Seller as of the
Closing, including all intercompany balances owed to the Businesses (or either of them) from OptiCare or any of its Affiliates (other than Seller) for products sold and delivered;

     (c) Equipment. All machinery and equipment, vehicles, software, computers, supplies, desks, chairs, tables, furniture, fixtures and all other personal property of Seller;

     (d) Leases. The leases of real and personal property to which Seller is a party that are set forth on Schedule 2.2(d) (the "Leases");

     (e) Contracts. All of Seller's right, title and interest in and to all contracts and agreements to which Seller is a party and that relate to the
Businesses (or either of them), including those set forth on Schedule 2.2(e)
(collectively, with the Leases, the "Transferred Contracts");

     (f) Intellectual Property. All of Seller's right, title and interest to the
Intellectual Property specifically set forth on Schedule 2.2(f) (the
"Intellectual Property Assets") and, subject to Section 6.5, all of Seller's right, title and interest in and to the AP Trademark;

     (g) Governmental Approvals. All of Seller's Governmental Approvals relating to the Businesses (or either of them), including, without limitation, those set forth on Schedule 2.2(g), to the extent transferable;

     (h) Deposits. All rights of Seller relating to pre-paid deposits (other than security and other pre-paid deposits, if any, relating to the Yonkers Lease
(the "Lease Deposits")) and pre-

                                        8

paid expenses (exclusive of deferred commission), claims for refunds (other than insurance claims and refunds and Tax refunds) and rights to offset in respect thereof;

     (i) Business Records. All lists of customers served by Seller, all records of accounts receivable and payable, all personnel records and all other business records of Seller not described in Section 2.3(b) hereof;

     (j) Claims. All claims of Seller against third parties (other than Buyer or its Affiliates) relating to the Businesses (or either of them) or the
Transferred Assets, including the Lawsuits;

     (k) Non-Competition Rights. All of Seller's rights to enforce non-competition, non-solicitation and non-disclosure obligations of current or former employees (including the rights acquired by Seller in connection with the acquisition of the Wise Optical Business and the Buying Group Business); and

     (l) Goodwill. All goodwill associated with the Businesses.

     2.3 Excluded Assets. Notwithstanding anything to the contrary in Section
2.2 hereof, the Transferred Assets do not include, and Seller does not sell, convey, assign, transfer or deliver, any of the following assets and properties of Seller (the "Excluded Assets"):

     (a) Seller's cash on hand and cash equivalents, including cash held by credit card companies on account for Seller;

     (b) the following books and records: any books and records that Seller is required by Applicable Law to retain, any Tax Returns, Seller's corporate minute books, any other books and records relating to internal corporate matters and any other books and records relating to financial relationships with Seller's lenders or Affiliates;

     (c) all Intellectual Property not specifically listed on Schedule 2.2(f)
hereof (including, the name "OptiCare" and all derivations and iterations thereof);

     (d) any rights of Seller with respect to directors' and officers' liability insurance;

     (e) any claims, rights and interest in and to any (i) net operating losses or any other tax attributes of Seller, and (ii) refunds of any Taxes that were paid by Seller for any taxable period;

     (f) all insurance benefits, including rights, proceeds, claims and refunds, arising from or relating to the Transferred Assets or the Assumed Liabilities
prior to the Closing other than those insurance benefits, including rights, proceeds, claims and refunds that are not included on the Effective Date Balance
Sheet, to the extent available to satisfy Assumed Liabilities;

     (g) all rights of Seller to the Lease Deposits;

     (h) all rights of Seller pursuant to this Agreement;

     (i) all of the inventory of Seller as of the Closing listed on Schedule
2.3(i) (collectively, the "Retained Inventory"); and

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     (j) those assets set forth on Schedule 2.3(j).

     2.4 Assumed Liabilities.

     (a) Buyer hereby assumes and agrees to discharge the following obligations and liabilities, whether absolute, contingent, unasserted or otherwise and whether due or to become due, of Seller (the "Assumed Liabilities"):

     (i) all accounts payable, accrued expenses and other liabilities of Seller incurred on or prior to the Effective Date (other than any intercompany balances owed from the Businesses (or either of them) to OptiCare or any of its
Affiliates (other than Seller)), as reflected on the Effective Date Balance
Sheet;

     (ii) all obligations of Seller with respect to open purchase orders and in-transit inventory relating to the Businesses (or either of them) as of the
Effective Date, but only to the extent arising in the ordinary course of the
Businesses prior to the Effective Date;

     (iii) all obligations and liabilities to Seller's customers under written warranties given by Seller to customers relating to the Businesses (or either of them) in the ordinary course of business prior to the Effective Date;

     (iv) all obligations and liabilities of Seller or any of its Affiliates under the Transferred Contracts except with respect to any default or violation thereof by Seller or any of its Affiliates prior to Effective Date;

     (v) all obligations and liabilities of Seller or any of its Affiliates to any Employee arising in the ordinary course of business (other than obligations or liabilities arising from any matter constituting a breach by Seller of any representation or warranty contained in Section 4.6 of this Agreement); and

     (vi) any and all liabilities and obligations relating to the Businesses, or either of them, on account of the period from and after January 1, 2005, including liabilities of the nature described in subclauses (i) through (vi)
above, it being understood that, from and after the Effective Date and until the
Closing Date, Seller has operated the Businesses for the benefit of Buyer with the understanding that, upon the Closing, all liabilities and obligations so incurred are for the account of and are the responsibility of Buyer; provided, that, obligations in respect of those Employees listed on Schedule 1.1 hereto shall remain obligations of Seller.

     (b) Buyer does not assume or have responsibility for any contingent or other liabilities or obligations of Seller (collectively, the "Excluded
Liabilities") other than the Assumed Liabilities.

     (c) This Agreement shall not constitute an agreement to transfer, convey or assign any Governmental Approval or Transferred Contract if a transfer, conveyance or assignment, or an attempt to make a transfer, conveyance or assignment, without the consent of a third party (including any Regulatory
Authority) would constitute a breach or violation thereof or in any way adversely affect the rights of the transferee, conveyee or assignee thereof until such consent is obtained. Seller and Buyer shall cooperate with each other to effect any reasonable

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arrangement designed to provide Buyer the benefit of, and to permit it to assume the liabilities and obligations under, any Governmental Approval or Transferred
Contract for which the consent to such transfer hereunder is not obtained prior to the Closing; provided, that, except as otherwise provided in the Non-Compete
Agreement, Buyer and Seller shall each be responsible for one-half of any costs incurred in connection with any such arrangement.

     2.5 Transfer of Assets and Assumption of Assumed Liabilities.

     (a) At the Closing, the sale, conveyance, assignment, transfer and delivery of the Transferred Assets (including the Intellectual Property Assets) shall be effected pursuant to one or more bills of sale and assignment substantially in the form of Exhibit H attached hereto (each, a "Bill of Sale").

     (b) At the Closing, the assumption of the Assumed Liabilities shall be effected pursuant to one or more assumption agreements substantially in the form of Exhibit I attached hereto (each, an "Assumption Agreement") and such other documents and instruments as may be necessary in order to effect Buyer's assumption of the Assumed Liabilities.

     (c) Buyer shall designate to Seller which portions of the Transferred
Assets shall be purchased by each of Wise and AP, and which portions of the
Assumed Liabilities shall be assumed by each of Wise and AP, provided, that together, Wise and AP shall satisfy all of the obligations of Buyer under this
Article 2.

     2.6 Purchase Price; Payment.

     (a) The purchase price in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Transferred Assets shall be equal to
(i) the assumption by Buyer of the Assumed Liabilities, and (ii) the payment to
Seller in immediately available U.S. funds the sum of $4,150,000, plus the
Adjustment Amount (collectively, the "Purchase Price").

     (b) Subject to the terms and conditions of this Agreement, Buyer shall, at the Closing (i) assume the Assumed Liabilities, and (ii) pay to Seller in immediately available U.S. funds the sum of $4,150,000 plus the Estimated
Adjustment Amount (the "Closing Date Payment").

     (c) As promptly as practicable following the Closing, but in any event no later than 30 days after the Closing, Buyer shall deliver to Seller (i) the
Effective Date Balance Sheet, and (ii) a statement (the "Adjustment Statement")
derived from such Effective Date Balance Sheet setting forth Buyer's calculation of the Adjustment Amount. Buyer's calculations respecting inventory shall be based upon the physical inventory which was conducted as of the Effective Date.
Buyer and Seller shall each be responsible for one-half of the costs of such physical inventory.

     (d) (i) Subject to the remaining provisions of this Section 2.6(d), the
Effective Date Balance Sheet and the Adjustment Statement delivered by Buyer to
Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

     (ii) Seller may dispute any amounts reflected on the Effective Date Balance
Sheet or

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the Adjustment Statement; provided, however, that Seller shall have notified
Buyer in writing (the "Notice of Disagreement") of each disputed item, specifying in reasonable detail the amount or amounts in dispute and setting forth, in reasonable detail, the basis for such dispute, within 10 Business Days of Seller's receipt of the Effective Date Balance Sheet and the Adjustment
Statement (the "Review Period"). If no Notice of Disagreement is received by
Buyer prior to the expiration of the Review Period, then the Effective Date
Balance Sheet and the Adjustment Statement shall be deemed to have been accepted by each party and shall become final and binding upon the parties.

     (iii) From and after the delivery of the Adjustment Statement, Buyer shall give Seller and its agents reasonable access to (A) those books, records and work papers prepared by, on behalf of, or for the benefit of, Buyer which provide the basis for or are reasonably related to Buyer's calculation of the
Adjustment Amount (subject to the execution by Seller of a customary indemnity letter with Buyer's outside accountants if required by such accountants), and
(B) Buyer's employees, agents and representatives (including outside accountants) who participated in the preparation of the Adjustment Statement.
During the 30 day period following the delivery of the Notice of Disagreement
(the "Consultation Period"), Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

If at the end of the Consultation Period, Seller and Buyer are unable to resolve all differences that they may have with respect to the matters specified in the
Notice of Disagreement, Seller and Buyer shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the
Effective Date Balance Sheet and the Adjustment Statement, marked to indicate those line items that are not in dispute) to an independent accounting firm mutually acceptable to both Buyer and Seller (the "Independent Accounting
Firm"). The Independent Accounting Firm shall be directed to render a written report as promptly as practicable (in accordance with the procedures set forth herein) on the unresolved disputed items and to resolve only those issues of dispute set forth in the Notice of Disagreement and to make such modifications, if any, to the Effective Date Balance Sheet and the Adjustment Statement as
shall reflect such determination. The resolution of the dispute by the
Independent Accounting Firm shall be final and binding on the parties. The fees and expenses of the Independent Accounting Firm shall be borne 50% by Seller and
50% by Buyer. The Independent Accounting Firm shall be instructed to use GAAP applied on a basis consistent with the Base Balance Sheet, provided, that (i)
the assets shall include only the Acquired Current Assets and the liabilities shall include all Assumed Liabilities all in accordance with this Agreement, and
(ii) all intercompany balances owed from the Businesses (or either of them) to
OptiCare or any of its Affiliates (other than Seller) shall not be reflected on the Effective Date Balance Sheet. The Independent Accounting Firm shall render its decision resolving the dispute within thirty (30) days after submission of the rebuttal briefs.

     (e) The calculation of the Adjustment Amount shall be deemed final for the purposes of this Section 2.6 upon the earliest of (i) the failure of Seller to notify Buyer of a dispute prior to the end of the Review Period, (ii) the resolution of all disputes, pursuant to Section 2.6(d)(iii), and (iii) the resolution of all disputes, pursuant to Section 2.6(d)(iv), by the Independent

                                       12

Accounting Firm (such date being the "Determination Date"). Within three
Business Days after the Determination Date, an adjustment to the Purchase Price shall be made as follows:

     (A) in the event that the Adjustment Amount is greater than the Estimated
Adjustment Amount, then (x) the Purchase Price shall be adjusted upward by an amount equal to such excess, and (y) Buyer shall pay such difference to Seller by wire transfer in immediately available funds; and

     (B) in the event that the Adjustment Amount is less than the Estimated
Adjustment Amount, then (x) the Purchase Price shall be adjusted downward by an amount equal to such deficiency, and (y) Seller shall pay such deficiency to
Buyer by wire transfer in immediately available funds.

     2.7 Allocation of the Purchase Price. The Purchase Price shall be allocated between the Businesses, between Wise and AP, and among the Transferred Assets in a manner mutually agreed to by Buyer and Seller within 30 days following the
Closing Date (such allocation, the "Allocation Schedule"). Buyer and Seller each agree (a) to reflect the Transferred Assets on their respective books for tax reporting purposes in accordance with the Allocation Schedule, (b) to file all
Tax Returns and determine all Taxes (including for purposes of Section 1060 of the Code) in accordance with and based upon the Allocation Schedule, and (c) not to take any position inconsistent with such Allocation Schedule in any audit or judicial or administrative proceeding or otherwise.

     2.8 Contingent Payments.

     (a) In addition to the Purchase Price, Buyer shall pay to Seller the first
$300,000 of proceeds, if any, derived from the lawsuits captioned Wise Optical
Vision Group, Inc. v. Weisfeld, et al. (New York Supreme Court, Westchester
County, Index No. 01976/03) and Wise Optical Vision Group, Inc. v. Castillo, et
al. (New York Supreme Court, Westchester County, Index No. 5568/03)
(collectively, the "Lawsuits"), whether derived by judgment, settlement or otherwise, after Buyer has recouped the expenses incurred by Buyer after the
Closing Date in pursuit of same.

     (b) If within 90 days after the Closing, (i) Buyer sells or enters into a written contract to sell all or substantially all of the Transferred Assets in one or series of transactions, (ii) Wise or AP sells or enters into a written contract to sell all or substantially all of the Transferred Assets associated with the Buying Group Business or the Wise Optical Business, as applicable, in one or series of transactions, or (iii) Wise, AP or Yimoyines effects a transaction or series of transactions, or enters into a written contract with respect to same, as a result of which Yimoyines owns less than 50.1% of the voting power or equity interests in Wise, AP, or either of them, other than any transaction or series of transactions with an Affiliate or CapitalSource, then
Buyer and/or the equity owners of Buyer, as applicable, shall pay to Seller 33%
of the difference between (x) the value of the consideration received by Buyer and/or such equity owners in connection with such transaction(s), and (y) the actual cash investment made by such owners in Wise and/or AP, as applicable (or in the case of a sale of assets of either the Buying Group Business or the Wise
Optical Business, the actual cash investment in such Business), up to and including the date such transaction(s) are consummated. For purposes of the above, the "value

                                       13

of the consideration" shall include all forms of consideration paid or received by Buyer and/or the equity owners of Buyer, including cash, stock or evidences of indebtedness or any combination thereof; provided, that, in the event that the transaction is in the form of a sale of assets, then the amount of any liabilities which are retained and discharged by Wise and/or AP, as applicable, shall be deducted from the value of the consideration for purposes of calculating the amount to be paid to Seller pursuant to this Section 2.8(b). If all or portion of the consideration is other than cash, then the value of such non-cash consideration shall be the fair market value thereof on the date the transaction is consummated as mutually agreed upon in good faith by Buyer and
Seller; provided, that, (A) any amount payable to Seller in respect of non-cash consideration shall be payable in kind (i.e., in the same form of consideration received by Buyer or equity owners of Buyer, as applicable), and (B) if the total consideration received by Buyer and/or equity owners of Buyer consists of different forms of non-cash consideration, or of both cash and non-cash consideration, then the amount to Seller shall be payable in cash and in kind, as applicable, in the same proportion that each such component of the value of the consideration bears to the total value of the consideration. Any amounts payable by a purchaser to Buyer, any equity owner of Buyer or any Affiliate thereof in connection with a non-competition, employment, consulting, licensing, supply or other agreement, shall be deemed to be part of the consideration paid in the transaction, but only to the extent such amount exceeds the fair value of the rights granted or service provided pursuant to same. If all or a portion of the consideration payable in connection with the transaction includes contingent future payments or installment payments, then Buyer shall pay to Seller, following consummation of such transaction, an additional amount, determined in accordance with this Section 2.8(b), as, when and if such contingency payments or installment payments are received.

     3.   THE CLOSING.

     3.1 The Closing. The consummation of the transactions contemplated by this
Agreement (the "Closing") shall take place (a) at the offices of Seller's counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue,
New York, New York, simultaneously with the execution of this Agreement, or (b)
at such other place, time or date as Seller and Buyer shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the
"Closing Date." The Closing shall be deemed effective as of the close of business on the Effective Date.

     3.2 Seller's Deliveries. At the Closing, in addition to the deliveries set forth in Section 2, Seller shall deliver to Buyer the following:

     (a) certified copies of resolutions, duly adopted by Seller's Board of
Directors and, if necessary, OptiCare, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;

     (b) the Bill of Sale duly executed by Seller;

     (c) the Yonkers Sublease, duly executed by Seller;

     (d) the Supply Agreement, duly executed by OptiCare;

                                       14

     (e) the Transition Agreement, duly executed by OptiCare;

     (f) the PSSA Amendment, duly executed by OptiCare and Health Centers;

     (g) one or more UCC-3 termination statements with respect to any and all
Liens on the Transferred Assets related to the Credit Agreement;

     (h) a certificate certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;

     (i) the Non-Compete Agreement, duly executed by OptiCare;

     (j) the Transition Services Agreement, duly executed by OptiCare; and

     (k) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Seller pursuant to the terms of this Agreement.

     3.3 Buyer's Deliveries. At the Closing, in addition to the payments and deliveries set forth in Section 2, Buyer shall deliver to Seller the following:

     (a) certified copies of resolutions, duly adopted by Buyer's Board of
Directors and, if necessary, stockholders which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby;

     (b) the Assumption Agreement, duly executed by Buyer;

     (c) the Yonkers Sublease, duly executed by Wise;

     (d) the Supply Agreement, duly executed by Buyer;

     (e) the Transition Agreement, duly executed by Yimoyines;

     (f) the PSSA Amendment, duly executed by Professional Corporation;

     (g) the Yimoyines Employment Agreement, duly executed by Yimoyines;

     (h) the Non-Compete Agreement, duly executed by Buyer;

     (i) the Transition Services Agreement, duly executed by Buyer; and

     (j) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Buyer pursuant to this Agreement.

     3.4 Effective Date.

     (a) The parties hereto agree that, from and after the January 1, 2005 until the Closing Date, Seller has operated the Businesses for the benefit of Buyer with the understanding that, upon the Closing, all liabilities, obligations, expense, receipts and revenues derived, obtained or

                                       15

incurred from and after the Effective Date are for the account of and are the responsibility of Buyer.

     (b) In furtherance of Section 3.4(a), if the Estimated Cash Delta is a
positive number, then, at the Closing, Seller shall pay to Buyer an amount equal to the Estimated Cash Delta. If the Estimated Cash Delta is a negative number, then, at the Closing, Buyer shall pay to Seller in an amount equal to the
Estimated Cash Delta. The parties shall cooperate with one another to determine the Cash Delta as soon as practicable after the Closing. If the parties are unable to agree on the Cash Delta within 10 days following the Closing, any disputed matter relating thereto shall be submitted to the Independent
Accounting Firm for resolution in the same manner as is provided for with respect to a dispute concerning the Adjustment Amount. Within five days after the calculation of the Cash Delta is finally determined pursuant to this Section
3.4(b), a payment shall be made by Seller to Buyer, or by Buyer to Seller, as follows: (A) in the event that the Cash Delta is greater than the Estimated Cash
Delta, then Seller shall pay such difference to Buyer by wire transfer in immediately available funds; and (B) in the event that the Cash Delta is less than the Estimated Cash Delta, than Buyer shall pay such difference to Seller by wire transfer in immediately available funds.

     (c) Following the Closing and pursuant to the Transition Services
Agreement, if and to the extent that Seller or any of Seller's Affiliates shall receive any cash or cash equivalents relating to the Businesses (or either of them) or any of the Transferred Assets that have not already been taken into account in calculating the Cash Delta, Seller or Seller's Affiliate, as applicable, shall cause such cash or cash equivalents, less the costs or expenses incurred or paid by Seller or Seller's Affiliate, as applicable, in connection with the receipt or disbursement of cash, to be remitted in kind to
CapitalSource in accordance with that certain Lien Acknowledgment and Collateral
Agency Agreement, dated on or around the date hereof, by and among
CapitalSource, Buyer and Seller.

     3.5 Matters Relating to Software; Further Assurances. On or as soon as practicable following the Closing Date and, in any event within 90 days after the Closing Date. Seller shall cooperate with Buyer in good faith to (a)
transfer to Buyer such server and/or software licenses as are, immediately prior to the Effective Date, held by Seller and used exclusively by the Businesses in the ordinary course of business, and (b) assist Buyer in obtaining such additional licenses as those in use in the Businesses immediately prior to the
Effective Date which are necessary in the operation of the Businesses as conducted immediately prior to the Effective Date. Seller shall, within 30 days following written request by Buyer therefore accompanied by reasonably detailed documentation supporting same, reimburse Buyer for up to $30,000 of the costs, fees and expenses incurred in connection with obtaining such additional licenses. Except as set forth in the preceding sentence, Seller shall not be obligated to incur any cost, fee or expense relating to such transfer or acquisition of licenses. After the Closing Date, Seller and Buyer shall use commercially reasonable efforts from time to time to execute and deliver at the request of the other party such additional documents and instruments as may be reasonably required to carry out the intent of this Agreement and the transactions contemplated hereby.

     4.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Buyer as follows:

                                       16

     4.1 Corporate Status. Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, with full corporate power and authority to conduct the Businesses as they are now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under the Transferred Contracts. Schedule
4.1 sets forth a complete and accurate list of each jurisdiction in which Seller is qualified to do business as a foreign corporation. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified and in good standing, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

     4.2 Corporate Authority. Seller has all necessary corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate (including stockholder) actions and proceedings necessary to be taken by or on the part of Seller in connection with this Agreement and the transactions contemplated hereby have been duly and validly taken. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms.

     4.3 Non-Contravention, Approvals and Consents.

     (a) Except as set forth in Schedule 4.3(a), the execution and delivery by
Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, is an event that, of itself, or with the giving of notice or passage of time or both, will (i) conflict with any organizational documents of Seller, (ii) violate, conflict with, result in the breach of or default under
(or with notice, lapse of time or both, would result in such a breach or default), result in any modification of the effect of, provide the other contracting party the right to terminate or materially amend, require Seller to give notice to the other contracting party, or require the other contracting party to consent to the assignment or continuation of, any contract or other agreement to which Seller is a party or to which Seller or any Transferred Asset is bound or subject, (iii) result in or require the creation or imposition of any Liens on any Transferred Asset, except for Permitted Liens or Liens created by Buyer, (iv) violate any order or decree of any court or administrative agency against or binding upon Seller or applicable to the Transferred Assets, (v)
violate any agreement with, or condition imposed by, any Governmental Authority upon Seller, (vi) violate any Applicable Law, or (vii) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any Permit utilized in the operation of either of the Businesses, except in the case of clauses (ii),
(iii), (iv), (v), (vi) and (vii) above, for violations, conflicts, breaches, impairments, modifications, terminations, revocations or defaults which, or consents or waivers the absence of which, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

     (b) Except as set forth on Schedule 4.3(b), no consent or approval of any
Regulatory Authority, or any permit from or filing with an Regulatory Authority, is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of its obligations under this Agreement or the transactions contemplated hereby, except, for consents

                                       17

or approvals the absence of which, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

     4.4 Title to Properties; Liens.

     (a) Seller has good leasehold title in the case of leased real property and owns or leases all the other properties and assets that it purports to own or lease, including all of the properties and assets reflected in the Base Balance
Sheet (except for personal property sold since the date of the Base Balance
Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by Seller since the date of the Base Balance
Sheet (except for personal property acquired and sold since the date of the Base
Balance Sheet in the ordinary course of business and consistent with past practice). Schedule 4.4(a) hereto lists all material personal property of Seller as of the Effective Date. All material properties and assets reflected on such
Schedule 4.4(a) in the Base Balance Sheet are free and clear of all Liens other than (i) the Lien in connection with the Credit Agreement, and (ii) Permitted
Liens.

     (b) The Leases and the Yonkers Lease are the sole leases with respect to real and personal property of Seller. Seller does not own any real property and has no other interest in or to any real property other than pursuant to the
Leases and the Yonkers Lease. Seller has made available to Buyer correct and complete copies of the Leases.

     4.5 Taxes.

     (a) Seller is not a Person other than a United States Person as defined in
Section 1445 of the Code.

     (b) There are no Liens for Taxes upon any Transferred Assets except Liens for Taxes not yet due and payable.

     4.6 Employees; Employee Benefit Plans; Labor Matters.

     (a) Schedule 4.6(a) lists, with respect to each Employee as of the date hereof, the name, title, years of service, salary, vacation accrued, and service credited for purposes of vesting and eligibility to participate under each of
Seller's Employee Benefit Plans. Each of such Employees is an employee "at-will"
and except as set forth on Schedule 4.6(a), there are no oral or written agreements between Seller and any such Employees. Except as set forth on
Schedule 4.6(a), Seller does not maintain any policy which provides for the payment of, and is not otherwise obligated to make any payments to any current or former Employee, any severance benefits.

     (b) Schedule 4.6(b) lists each Employee Benefit Plan contributed to by
Seller (or any ERISA Affiliate of Seller), or under which Seller (or such ERISA
Affiliate) has any liability to make contributions, that provides benefits or compensation in respect of any Employee or former employee of Seller or the beneficiaries or dependents of any such Employee or former employee or under which any Employee or former employee is or may become eligible to participate or derive a benefit which has been established or maintained by Seller in the six (6) year period ending on the Effective Date (individually a "Plan" and collectively, the "Plans").

                                       18

     (c) No Plan is a "multiemployer plan" within the meaning of Section
4001(a)(3) of ERISA or a "multiple employer plan" as addressed in Section 4063 or 4064 of ERISA. None of the Plans, now, or within the preceding six years, is or has been subject to Title IV of ERISA. Neither Seller, nor any entity required to be aggregated with Seller for purposes of Section 4001(b) of ERISA has, during the past six years, maintained, contributed to, or had any liability for any employee pension benefit plan that is or has been subject to Title IV of
ERISA.

     (d) Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of Seller.
Since January 1, 2004, there has not occurred or, to Seller's Knowledge, been threatened, any strike, material slowdown, picketing, work stoppage, material concerted refusal to work overtime or other similar labor activity with respect to any Employees. Except in connection with the transactions contemplated by this Agreement, Seller has not taken any action relating to the Employees which would constitute a "plant closing" or "mass layoff" or otherwise implicate WARN.

     4.7 Litigation. Schedule 4.7 hereof sets forth each Proceeding pending or, to Seller's Knowledge, threatened against Seller. To Seller's Knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any additional Proceeding.

     4.8 Brokers. There is no investment banker, broker or finder or other
Person retained by Seller who would have a valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

     4.9 Intellectual Property. Seller owns or possesses sufficient legal rights to the Intellectual Property Assets without any conflict with, or infringement of, the rights of others, except for any such conflict or infringement which would not have a Material Adverse Effect. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Assets, other than end-user licenses or agreements entered into in the ordinary course of business, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, other than end user licenses entered into in the ordinary course of business. To Seller's Knowledge, no third party is infringing or violating any of the Intellectual Property Assets. To Seller's Knowledge, the
conduct of the business of Seller as currently conducted does not infringe or violate any rights of any other Person or entity, except for any such infringement or violation which would not have a Material Adverse Effect. The material Intellectual Property Assets that are registrable have been duly registered with, filed in or issued by, as the case may be, the United States
Patent and Trademark Office or United States Copyright Office, as applicable.
Notwithstanding the other provisions of this Section 4.9, no representation or warranty is made with respect to readily available, "off-the-shelf" software programs, except that Seller owns or possesses sufficient legal rights to utilize all such software in the manner in which it is utilized in Seller's business.

     4.10 Agreements. The Transferred Contracts are all the agreements, understandings, instruments, contracts, commitments or proposed transactions material to the Businesses to which Seller is a party or Seller or any of the
Transferred Assets is otherwise bound, other than the Credit Agreement and the agreements related thereto. Each Transferred Contract is the legal,

                                       19

valid and binding obligation of Seller and, to Seller's Knowledge, each of the other signatories thereto, and each Transferred Contract is enforceable against
Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.
Except as set forth on Schedule 4.10 and for such matters as would not result in a Material Adverse Effect, (i) neither Seller, nor, to Seller's knowledge, is any other party, in default under any Transferred Contract, and (ii) no event has occurred which, with the lapse of time or action by a third party could result in a default by Seller, or, to Seller's Knowledge, by any other party thereto, under any Transferred Contract. Except as set forth on Schedule 4.3(a), no consent of, or notice to, any third party is required under any Transferred
Contract as a result of the transactions contemplated by this Agreement. To the extent in Seller's possession, copies of each Transferred Contract (not including purchase orders entered into in the ordinary course of business) that contemplates an aggregate annual exchange of value in excess of $25,000 have been made available to Buyer.

     4.11 Absence of Changes. Except as set forth in Schedule 4.11, since
November 30, 2004, other than in connection with the transactions contemplated by this Agreement or reflected in the Schedules hereto, and subject, in each case, to the limitations and restrictions otherwise imposed on Seller under this
Agreement, Seller has not:

     (a) incurred any long-term indebtedness for borrowed money or entered into any guaranty other than pursuant to the Credit Agreement;

     (b) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Liens in connection with the Credit Agreement, Liens incurred in the ordinary course of business or Permitted Liens;

     (c) disposed or agreed to dispose of any material properties or assets necessary for the conduct of the Businesses (or either of them) as currently conducted, other than in the ordinary course of business;

     (d) canceled or forgiven any material debts or claims except in the ordinary course of business;

     (e) entered into any agreement outside the ordinary course of business;

     (f) received any written indication by any customer or supplier of an intention to discontinue or to change the terms of its relationship with Seller;
or

     (g) entered into any agreement to do any of the foregoing.

     4.12 Compliance with Laws. Except as set forth in Schedule 4.12:

     (a) Seller is, and at all times since February 7, 2003 has been in compliance with each material Applicable Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to so comply,

                                       20

individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect;

     (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of any Seller to comply with, any material
Applicable Law, or (ii) may give rise to any material obligation on the part of
Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except in the case of clause (i) and (ii) above, for violations, noncompliance, or material obligations which, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material
Adverse Effect.; and

     (c) Seller has not received, at any time since February 7, 2003, any written notice or other written communication from any Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     4.13 Certain Payments. Except for de minimis entertainment expenses incurred in the ordinary course of business, since February 7, 2003, no director or officer of Seller, or, to Seller's knowledge, any agent or employee of
Seller, or any other Person associated with or acting for or on behalf of
Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any
Affiliate of Seller, or (iv) in violation of any Applicable Law; or (b)
established or maintained any fund or asset that has not been recorded in the books and records of Seller.

     4.14 Limitation on Representations and Warranties. Except as otherwise expressly set forth in this Section 4, Seller makes no representations or warranties. Without limiting the generality of the foregoing, Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof); or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors except as expressly covered by a representation and warranty contained in Section 4. Further, and without limiting the generality of the foregoing, the parties expressly agree that if, and to the extent there exists an exception to a representation or warranty contained herein of which Yimoyines and or Alan Brown (a consultant to
Yimoyines) had, as of the date hereof or at any point prior to the Closing Date, actual knowledge, such exception shall be deemed included in the Schedules hereto and Seller shall have no liability by reason of breach of representation or warranty with respect to such exception. EXCEPT AS EXPRESSLY SET FORTH
HEREIN, SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE REGARDING ANY OF THE TRANSFERRED ASSETS AND,
EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD
THAT BUYER TAKES THE ASSETS OF SELLER "AS IS" AND "WHERE IS." The parties

                                       21

agree that this is an arm's length transaction in which the parties'
undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Businesses, and that it has only a contractual relationship with Seller, based solely on the terms of this
Agreement, and that there is no special relationship of trust or reliance between Buyer, on the one hand, and Seller, on the other hand.

     5.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as set forth below in this
Section 5.

     5.1 Entity Status. Buyer is duly organized, validly existing and in good standing as a limited liability company under the laws of the state of Delaware.

     5.2 Authority. Buyer has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All limited liability company (including member) actions and proceedings necessary to be taken on the part of Buyer in connection with this Agreement and the transactions contemplated hereby have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with and subject to its terms.

     5.3 Non-Contravention; Approvals and Consents.

     (a) Except as set forth in Schedule 5.3(a), neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, is an event that, of itself, or with the giving of notice or passage of time or both, will (i) conflict with any organizational documents of Buyer, (ii) violate, conflict with, result in the breach of or default under (or with notice, lapse of time or both, would result in such a breach or default), result in any modification of the effect of, provide the other contracting party the right to terminate or materially amend, or require the other contracting party to consent to the assignment or continuation of, any contract or other agreement to which Buyer is a party or to which Buyer or any of its assets is bound or subject, (iii) violate any order or decree of any court or administrative agency against or binding upon Buyer or applicable to its assets, (iv) violate any agreement with, or condition imposed by, any Governmental Authority upon Buyer, (v) violate any Applicable Law, or
(vi) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any Permit necessary for the operation of either of the Businesses, except in the case of clauses (ii), (iii), (iv), (v) and (vi) above, for violations, conflicts, breaches, impairments, modifications, terminations, revocations or defaults which, or consents or waivers the absence of which, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material
Adverse Effect.

     (b) Except as set forth on Schedule 5.3(b), no consent or approval of any
Regulatory Authority, or any permit from or filing with an Regulatory Authority, is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of its obligations under this Agreement or the transactions contemplated hereby, except for consents or

                                       22

approvals the absence of which, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

     5.4 Brokers. There is no investment banker, broker or finder or other
Person retained by Buyer or any of its Affiliates who would have a valid claim against Seller or any of its Affiliates for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

     5.5 Litigation. Schedule 5.5 hereof sets forth each Proceeding pending or, to Buyer's knowledge, threatened, against Buyer.

     5.6 Limitation on Representations and Warranties. Except as otherwise expressly set forth herein, Buyer makes no representations or warranties.

     6.   CERTAIN POST-CLOSING MATTERS.

     6.1 Access to Records, Information and Personnel. Subsequent to the
Closing, Buyer agrees to provide Seller and its Affiliates with reasonable access to all books and records transferred to Buyer at Closing and required by
Seller for purposes of responding to any audits, investigations or other claims by any Regulatory Authority or other Person (including investigating and responding to any claim with respect to an actual or alleged Excluded
Liability). Such access will be during normal business hours, upon reasonable prior notice and without unreasonable interference with normal business operations. If, after the Closing Date, Seller or any of its Affiliates shall require the participation of officers and employees formerly employed by Seller for purposes of responding to any audits, investigations or other proceedings by any Regulatory Authority or to otherwise address any claim by any Person with respect to an actual or alleged Excluded Liability, Buyer shall make such officers and employees reasonably available to Seller to participate in such defense or prosecution; provided, that, Seller shall reimburse Buyer for all of
Buyer's reasonable out-of-pocket expenses incurred in connection therewith..

     6.2 Taxes.

     Buyer shall be responsible for and shall pay any, sales, use, value-added, documentary, stamp, transfer, conveyance, other similar taxes incurred, asserted or imposed in connection with the purchase and sale of the Transferred Assets pursuant to this Agreement; provided, that, Seller shall reimburse Buyer for up to one-half of any such taxes up to a maximum reimbursement of $50,000. Buyer shall prepare and timely file all Tax Returns with respect to such Taxes with the appropriate taxing authority.

                                       23

     6.3 Employee Benefits.

     (a) Buyer shall defend, indemnify, pay, reimburse and hold Seller and its
Affiliates harmless with respect to any and all Employee Liabilities arising on account of the period from and after the Effective Date, including those
Employee Liabilities, if any, arising by virtue of the closing of the transactions contemplated hereby and/or Buyer's failure to hire any Employee of
Seller as of the Effective Date or to provide any benefit to any such Employee after the Closing; provided, that, Buyer shall not be obligated to defend, indemnify, pay, reimburse or hold Seller or its Affiliates harmless under this
Section 6.3 with respect to any Employee Liabilities arising in connection with a matter that constitutes a breach by Seller of any representation or warranty contained in Section 4.6 of this Agreement. As used herein, the term "Employee
Liabilities" shall mean any and all losses, liabilities, costs and expenses attributable to, arising from or otherwise relating to the Employees and the
Employees' dependents and beneficiaries by reason of any compensation, severance, retention, incentive or other similar arrangement, benefit obligations and/or statutory obligations (or failure to provide same).

     (b) Buyer shall promptly and, in any event within 10 days following the later of (i) the Closing Date, and (ii) the date such costs are incurred and documented by Seller, reimburse Seller for all liabilities, obligations and costs incurred by Seller by reason of its provision of benefits to Employees and their dependents and beneficiaries on account of the period from and after the
Effective Date through the Closing Date to the extent not already provided for in the Adjustment Amount or the Cash Delta; provided, that, obligations in respect of those Employees listed on Schedule 1.1 hereto shall remain obligations of Seller.

     (c) Buyer represents that it has no current intention to take any action relating to the Employees which would constitute a "plant closing" or "mass layoff" or otherwise implicate WARN. Notwithstanding the foregoing, and without limiting Section 6.3(a) above, Buyer further agrees that it shall defend, indemnify, pay, reimburse and hold Seller and its Affiliates harmless with respect to any and all liabilities relating to the Employees under WARN or any similar statute.

     (d) Seller shall offer Group Health Plan continuation coverage to each of the Employees through and under its applicable Group Health Plans in accordance with and as required by Section 4980B of the Code, Sections 601 through 608 of
ERISA and the applicable Treasury and Department of Labor regulations
(collectively, referred to hereinafter as "COBRA") as of the Closing for any
COBRA "qualifying event" in connection with the transactions contemplated by this Agreement. Nothing in this Section 6.3(b) shall preclude Seller from charging any Employee up to 102% of the applicable Group Health Plan rate (the rate actually charged by Seller to the Employees, the "COBRA Rate") in accordance with COBRA or terminating such COBRA coverage as permitted under
COBRA. Buyer shall reimburse Seller for any COBRA coverage costs in excess of the COBRA Rate within 30 days of a request for and the provision of supporting documentation to Buyer of same.

     6.4 Non-Solicitation; Non-Competition.

     (a) Buyer, for itself and its Affiliates, hereby agrees that, for a period of one year from and after the Effective Date, it will not (and it shall cause its Affiliates not to), directly or

                                       24

indirectly, (i) solicit the employment of, employ, retain or seek to employ or retain, any Person who is employed by or retained as a consultant to OptiCare or any Affiliate of OptiCare other than Seller on the Effective Date or who was so employed or retained at any time during the one-year period immediately preceding the Effective Date, (ii) induce or attempt to induce any such Person to terminate his employment or consultancy with OptiCare or any such Affiliate, or (iii) assist any Person to do any of the foregoing; provided, however, that the prohibitions contained in this Section 6.4(a) shall not apply to any employee of or consultant to OptiCare or any such Affiliate whose employment or consultancy was terminated by OptiCare or such Affiliate.

     (b) Seller, for itself and its Affiliates, hereby agrees that, for a period of one year from and after the Effective Date, it will not (and it shall cause its Affiliates not to), directly or indirectly, (i) solicit the employment of, employ, retain or seek to employ or retain, any Person who is employed by or retained as a consultant to Buyer or any Affiliate of Buyer on the Effective
Date, (ii) induce or attempt to induce any such Person to terminate his employment or consultancy with Buyer or any such Affiliate, or (iii) assist any
Person to do any of the foregoing; provided, however, that the prohibitions contained in this Section 6.4(b) shall not apply to any employee of or consultant to Buyer or any such Affiliate whose employment or consultancy was terminated by Buyer or such Affiliate.

     (c) For a period of five years from and after the Effective Date, Seller agrees with Buyer not to engage, directly or indirectly, including through any
Affiliate, in any business anywhere in the world that operates a "buying group"
which purchases optical products at discounted prices for its members or supplies contact lenses or other vision care products mainly to eye-care practitioners through mail order, telephone, fax and the internet or, without the prior written consent of Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with
Buyer or either Business as currently conducted; provided, however, that, for the purposes of this Section 6.4(c), ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section as long as the Person owning such securities has no other connection or relationship with such competitor; and provided, further, that, the business currently conducted by OptiCare's Managed Vision Division and by
OptiCare's Consumer Vision Division shall not be deemed a violation of this
Section 6.4(c).

     (d) For a period for two years from and after the Effective Date, Buyer agrees with Seller not to engage, directly or indirectly, including through any
Affiliate, in any business anywhere in the world that offers for sale any of the products or services currently offered for sale or currently proposed to be offered for sale by OptiCare's Managed Vision Division or, without the prior written consent of OptiCare, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with OptiCare's
Managed Vision Division as currently conducted; provided, however, that, for purposes of this Section 6.4(d), ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this
Section as long as the

                                       25

Person owning such securities has no other connection or relationship with such competitor; and provided, further, that, the foregoing covenants and agreements in this Section 6.4(d) shall terminate in the event that (i) the Professional
Corporation terminates the PSSA by reason of OptiCare's default of its obligation under the last sentence of Section 1 of the PSSA Amendment; provided, that the Professional Corporation is not also in default under the PSSA, or (ii)
Health Centers terminates the PSSA other than by reason of the Professional
Corporation's default thereunder.

     (e) The parties acknowledges that the restrictions contained in this
Section 6.4 are reasonable in view of the nature of the business in which Buyer,
OptiCare and their respective Affiliates are engaged and that neither party would not enter into this Agreement but for the other party's agreement to the foregoing. Each party further acknowledges that any breach by such party of its obligations under this Section 6.4 would cause the other party and/or its
Affiliates irreparable harm for which they will have no adequate remedy at law.
As a result, the non-breaching party and/or its Affiliates shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself restraining the breaching party from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which the non-breaching party and/or any such Affiliates may have under this Agreement or otherwise at law or in equity.

     6.5 USE OF NAMES.

     (a) Unless otherwise agreed by Seller in writing, Buyer shall not adopt, use or otherwise exploit the AP Trademark except as a corporate, firm or business title or as the name or identification of any product, product line or service in connection with the Buying Group Business or other business of distributing optical products (any such adoption, use or other exploitation, a
"Permitted Commercial Use"). Buyer acknowledges that it does not have ownership of or any right to use, and that it shall not use, the name or mark "AECC"
without "/Pearlman," including, without limitation, for a Permitted Commercial
Use.

     (b) In addition to the rights granted to Buyer in Section 6.5(a) above,
Seller hereby grants to Buyer the limited right to use the mark "OptiCare" alone or as part of the marks "OptiCare Health Care Systems" or "OptiCare Family"
during the 90 days immediately following the Closing Date, but only in connection with the use of catalogs and other printed materials existing as of the Effective Date upon which such mark or words currently appear and which are included in the Transferred Assets; and provided, that, Buyer shall not use the
"OptiCare" mark in any manner which would reasonably be expected to tarnish, disparage or adversely impact the goodwill associated with such mark. Buyer hereby covenants and agrees to remove from any website included in the
Transferred Assets, within five business days following the Closing Date, the
OptiCare mark (whether alone or in conjunction with other words, in any stylized type or logo and/or within any design, logo or picture).

     (c) It is expressly agreed that Seller owns and reserves the right to use, license, register or otherwise exploit the mark "AECC" as a trademark, trade name, service mark or service name; provided, that, Seller agrees that neither it nor any Affiliate of Seller shall, without Buyer's written consent, use, license, register or otherwise exploit the mark "AECC" in connection with a

                                       26

business similar to the Buying Group Business or the distribution of optical products; and provided, further, that, Seller shall not use the "AECC" mark with the name "Pearlman" or in any manner which would reasonably be expected to create confusion with the "AP Trademark"

     (d) Seller and Buyer acknowledge that any use of the "AECC/Pearlman," the
"AECC" or the "OptiCare" name or mark by a party hereto in violation of this
Agreement will cause irreparable injury and the aggrieved party shall be entitled to specific performance of the provisions of this Section 6.5 by way of injunctive relief, in addition to any other remedies that may be available.

     (e) Seller and Buyer shall each execute any and all documents and instruments, reasonably requested by the other party which may be necessary, proper or appropriate to accomplish or confirm any of the foregoing.

     (f) Buyer hereby agrees to save and hold each Seller Indemnitee (as defined below) harmless of and from and agrees to indemnify such Seller Indemnitee against any and all Damages (as defined below) which such Seller Indemnitee may incur or be obligated to pay, or for which he, she or it may become liable or be compelled to pay in any action, claim or proceeding against him, her or it, for or by reason of any act or acts, whether of omission or commission, that may be committed or suffered by Buyer or any of its Affiliates or any of their respective officers, directors, managers, partners, members, stockholders, employees or agents in connection with the use by Buyer or any assignee of Buyer of the AP Trademark or the "OptiCare" mark. Similarly, Seller hereby agrees to save and hold each Buyer Indemnitee (as defined below) harmless of and from and agrees to indemnify such Buyer Indemnitee against any and all Damages which such
Buyer Indemnitee may incur or be obligated to pay, or for which he, she or it may become liable or be compelled to pay in any action, claim or proceeding against him, her or it, for or by reason of any act or acts, whether of omission or commission, that may be committed or suffered by Seller or any of its
Affiliates or any of their respective officers, directors, managers, partners, members, stockholders, employees or agents in connection with the use by Seller or any assignee of Seller of the mark "AECC."

     7.   INDEMNIFICATION.

     7.1 Survival. All representations and warranties contained in this
Agreement, the Schedules, and any other certificate or document delivered pursuant to this Agreement will survive until the first anniversary of the
Closing, provided, that the representations and warranties made in (i) Sections
4.1 (Corporate Status), 4.2 (Corporate Authority), 4.4 (Title to Properties;
Liens), 4.8 (Brokers), 5.1 (Corporate Status), 5.2 (Corporate Authority), and
5.4 (Brokers) shall survive indefinitely; and (ii) Section 4.5 (Taxes) shall survive until six months following the expiration of the applicable statute of limitations.

     7.2 By Seller. From and after the Closing, Seller agrees to indemnify and hold harmless Buyer, its officers, directors, employees, agents, representatives and Affiliates (collectively, "Buyer Indemnitees") from and against any loss, liability or damage, including reasonable attorneys' fees and other costs and expenses (collectively, "Damages"), incurred or sustained by such Buyer
Indemnitee as a result of (a) any breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, or (b) the failure of Seller or its

                                       27

Affiliates to pay or otherwise discharge the Excluded Liabilities, provided, that there shall not be any duplicative payments or indemnities by Seller.

     7.3 By Buyer. From and after the Closing, Buyer agrees to indemnify and hold harmless Seller, OptiCare and their respective officers, directors, employees, agents, representatives and Affiliates (collectively, "Seller
Indemnitees") from and against any Damages incurred or sustained by such Seller
Indemnitee as a result of (a) any breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, or (b) the failure of Buyer or its Affiliates to pay or otherwise discharge the Assumed
Liabilities, provided, that there shall not be any duplicative payments or indemnities by Buyer.

     7.4 Indemnification Procedures for Third Party Claims. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Within ten (10) Business Days after an Indemnitee receives notice of any third party claim or the commencement of any Proceeding by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 7, notify such Indemnitor in writing in reasonable detail of such Proceeding and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party; provided, that the failure of an Indemnitee to provide such notice shall not relieve
Indemnitor of any liability that it may have to an Indemnitee under this Article
9, except to the extent Indemnitor demonstrates that such failure prejudices the defense of such claim. Upon receipt of such notice, Indemnitor will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i)
Indemnitor is also a party to such Proceeding and such Indemnitee determines in good faith, upon advice of counsel, that conflicts of interest exist as a result of which joint representation would be inappropriate, or (ii) Indemnitor fails to provide reasonable assurance to such Indemnitee of its financial capacity to defend such Proceeding and provide indemnification with respect to such
Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to such Indemnitee and, after notice from Indemnitor to such
Indemnitee of its election to assume the defense of such Proceeding, Indemnitor will not, as long as it diligently conducts such defense, be liable to such
Indemnitee under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such Indemnitee in connection with the defense of such
Proceeding, other than reasonable costs of investigation. If Indemnitor assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by Indemnitor without such Indemnitee's consent (such consent not to be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Applicable Law and no effect on any other claims that may be made against such Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by Indemnitor; and (ii) such Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent. If the Indemnitor does not elect to assume the defense of such claim or action within ten (10) Business Days of the
Indemnitee's delivery of notice of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section
7, the Indemnitee

                                       28

shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action; provided, that, Seller shall reimburse Buyer for all of Buyer's reasonable out-of-pocket expenses incurred at
Seller's request in connection with such assistance, and Buyer shall reimburse
Seller for all of Seller's reasonable out-of-pocket expenses incurred at Buyer's request in connection with such assistance.

     7.5 Exclusivity of Indemnification Provision. Except with respect to claims for fraud, and the remedies provided for breaches of Section 6.4, the indemnity provided for in this Section 7 shall be the sole and exclusive remedy of the parties hereto after the Closing for any breach of this Agreement.

     7.6 Limitations on Indemnification.

     (a) The indemnification obligations of Seller pursuant to Section 7.2(a)
shall not be effective unless and until the aggregate dollar amount of all claims for Damages which would otherwise be indemnifiable by it pursuant to this
Agreement (collectively, "Buyer Claims") exceeds $100,000 in the aggregate (the
"Threshold Amount"), it being understood that such Buyer Claims shall accumulate until such time as the aggregate of all Buyer Claims exceeds such Threshold
Amount, whereupon the indemnification obligations of Seller shall become effective, as qualified below, for all Buyer Claims, including those in respect of the Threshold Amount. With respect to those representations and warranties contained in Section 4 of this Agreement which are qualified by materiality, for purposes of computing the Threshold Amount, the amount of Buyer Claims shall be calculated without regard to such materiality qualifiers. Notwithstanding anything to the contrary herein, the rights of Buyer to indemnification under
Section 7.2 shall be limited as follows: (i) the amount of any Damages incurred or sustained by any Buyer Indemnitee shall be reduced by the net amount of any
Tax benefits allowable to any Buyer Indemnitee by reason of such Damages or any adjustment to any Tax item of any Buyer Indemnitee related to such Damages; (ii)
the amount of any Damages incurred or sustained by any Buyer Indemnitee shall be reduced by the net amount recoverable by any Buyer Indemnitee from any insurer or other party liable for such Damages; and (iii) the amount of any Damages incurred or sustained by any Buyer Indemnitee shall be reduced to the extent such Damages shall have been caused, contributed to or exacerbated by any action or omission of any Buyer Indemnitee.

     (b) The indemnification obligations of Buyer pursuant to Section 7.3(a)
shall not be effective unless and until the aggregate dollar amount of all claims for Damages which would otherwise be indemnifiable by it pursuant to this
Agreement (collectively, "Seller Claims") exceeds the Threshold Amount, it being understood that such Seller Claims shall accumulate until such time as the aggregate of all Seller Claims exceeds such Threshold Amount, whereupon the indemnification obligations of Buyer shall become effective, as qualified below, for all Seller Claims, including those in respect of the Threshold Amount. With respect to those

                                       29

representations and warranties contained in Section 5 of this Agreement which are qualified by materiality, for purposes of computing the Threshold Amount, the amount of Buyer Claims shall be calculated without regard to such materiality qualifiers. Notwithstanding anything to the contrary herein, the rights of any Seller Indemnitee to indemnification under Section 7.3 shall be limited as follows: (i) the amount of any Damages incurred or sustained by any
Seller Indemnitee shall be reduced by the net amount of any Tax benefits allowable to any Seller Indemnitee by reason of such Damages or any adjustment to any Tax item of any Seller Indemnitee related to such Damages; (ii) the amount of any Damages incurred or sustained by any Seller Indemnitee shall be reduced by the net amount recoverable by any Seller Indemnitee from any insurer or other party liable for such Damages; and (iii) the amount of any Damages incurred or sustained by any Seller Indemnitee shall be reduced to the extent such Damages shall have been caused, contributed to or exacerbated by any action or omission of any Seller Indemnitee.

     8.   MISCELLANEOUS

     8.1 Amendment and Modification, Waiver of Provisions. This Agreement may be
amended or modified only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. Any waiver must be in writing.

     8.2 Expenses. Except as set forth on this Section 8.2, all fees and disbursements of counsel, consultants and accountants and all other fees and out-of-pocket expenses of or incurred by (a) Seller and its Affiliates shall be paid and borne exclusively by Seller, and (b) Buyer and its Affiliates shall be paid and borne exclusively by Buyer.

     8.3 Successors and Assigns; Assignments. All terms and provisions of this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. No party hereto may assign or transfer any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, and any such attempted assignment, transfer or delegation without such consent shall be null and void.
Notwithstanding the foregoing, Buyer shall have the right to assign its right under this Agreement to one or more of its Affiliates or as collateral security in favor of any lender to Buyer without the consent of, but with prior notice to, Seller; provided, that Buyer remains primarily liable for its obligations hereunder.

     8.4 Confidentiality, Public Announcement.

     (a) From and after the date of this Agreement, the parties hereto and their
Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations

                                       30

need to be disclosed to obtain approval of any Regulatory Authority or other third party (including CapitalSource), (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent advised in writing by outside counsel that such disclosure is required by Applicable Law.

     (b) Except as otherwise required by law, regulations or rules of any national stock exchange, the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing party regarding the transactions contemplated hereby and shall give the other party a reasonable opportunity to comment on the form of any required announcement. Except as otherwise required by law, regulations or rules of any national stock exchange, the furnishing party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other party is received, which consent shall not be unreasonably withheld or delayed.

     (c) Buyer and Seller shall issue a mutually agreed press release following execution of this Agreement and following the Closing.

     8.5 Notices. All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by courier or overnight delivery, or by certified or registered mail, addressed as follows:

               If to Seller:

               Christopher J. Walls
               OptiCare Acquisition Corp.
               87 Grandview Avenue
               Waterbury, Connecticut 06708

               With a copy to:

               Stephen J. Gulotta, Jr.
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
               666 Third Avenue
               New York, New York 10017

               If to Buyer:

               c/o Wise Optical, LLC
               Attn: Dr. Dean J. Yimoyines, President
               4 Executive Plaza
               Yonkers, New York 10701

                                       31

               With a copy to:

               C. David Goldman
               McDermott Will & Emery LLP
               50 Rockefeller Plaza
               New York, NY 10020

or to such other address as a party may from time to time designate in writing in accordance with this Section 8.5. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) on the first Business Day after sending, if sent by courier or overnight delivery, or (c) on the third Business Day after certification or registration if sent by certified or registered mail.

     8.6 No Third Parties Benefited. This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns, and other than OptiCare and Affiliates of OptiCare or Seller, which are intended beneficiaries of Section 6.4 hereof, and the Buyer Indemnities and the Seller Indemnities , which are intended beneficiaries of Section 7 hereof, no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith.

     8.7 Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into, and to performed wholly within, such state.

     8.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

     8.9 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way any other provision or provisions hereof in such jurisdiction or rendering that or any other provision of this
Agreement invalid, illegal or unenforceable in any other jurisdiction.

     8.10 Entire Agreement. This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof by this reference, constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof.

     8.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

                                       32

     8.12 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any court in the City of New York or any courts of the
United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made as provided in Section 8.5 hereof. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

     8.13 Waiver of Jury Trial. SELLER AND BUYER WAIVE TRIAL BY JURY IN ANY
ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER
ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER
AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY
OF THE TRANSACTIONS CONTEMPLATED HEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF
THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE
PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED
WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL
NOT BE FULLY ENFORCED IN ALL INSTANCES.

            [The remainder of the page is intentionally left blank.]

                                       33

     IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

                                        WISE OPTICAL, LLC

                                        By:
                                            ------------------------------------
                                            Dean J. Yimoyines, M.D., President

                                        AECC/PEARLMAN BUYING GROUP, LLC]

                                        By:
                                            ------------------------------------
                                            Dean J. Yimoyines, M.D., President

                                        OPTICARE ACQUISITION CORP.

                                        By:
                                            ------------------------------------
                                            Christopher J. Walls, President

                                    EXHIBIT A

                             [Non-Compete Agreement]

                                    EXHIBIT B

                                [PSSA Amendment]

                                    EXHIBIT C

                               [Supply Agreement]

                                    EXHIBIT D

                             [Transition Agreement]

                                    EXHIBIT E

                         [Transition Services Agreement]

                                    EXHIBIT F

                        [Yimoyines Employment Agreement]

                                    EXHIBIT G

                               [Yonkers Sublease]

                                    EXHIBIT H

                                 [Bill of Sale]

                                    EXHIBIT I

                             [Assumption Agreement]